EXHIBIT 99.1

December 13, 2013

Dear Fellow Shareholder:

As previously announced, the Board of Directors of Bar Harbor Bankshares (the “Company”) has declared a quarterly cash dividend of $0.32 per share of common stock payable December 13, 2013 to shareholders of record as of November 15, 2013.  This dividend represents an increase of 2.0 cents per share or 6.7% compared with the dividend paid in the third quarter of 2012.  For your convenience, I have enclosed our earnings press release and selected unaudited financial data as of and for the nine months ended September 30, 2013.

We are very pleased with our financial performance for the third quarter of 2013 as we posted record net income compared to the third quarter of 2012.  The following are a few key highlights:

•

Net income amounted to $3.5 million for the quarter, which represented an increase of $165 thousand or 4.9% over the same quarter in 2012.

•

Diluted earnings per share were $0.89 for the quarter, up $0.03 or 3.5% compared with the same period in 2012.  We are pleased to sustain consistent growth in this key indicator as the banking industry is experiencing the effects of lower earning asset volumes as well as continued pressure on net interest margins.

•

For the quarter, our return on average equity was 11.73%, our return on average assets was 1.02% and our efficiency ratio was 55.4%.  These are key performance indicators, all of which compared very favorably with local and national peers.

•

Total assets at September 30, 2013 were $1.38 billion, up $76.3 million or 5.9% compared with year end 2012.

•

Total loans ended the quarter at $845.9 million, up $30.9 million or 3.8% over December 31, 2012.

•

For the quarter, tax-equivalent net interest income, our principal component of earnings, was $10.4 million, up $624 thousand or 6.4% compared to the same quarter in 2012.

•

Total non-performing loans ended the quarter at $7.8 million, down from $9.9 million at December 31, 2012, representing an improvement of 21.2%.  Expressed as a percentage of total loans outstanding, total non-performing loans ended the quarter at 0.92% down from 1.21% at December 31, 2012.

•

Our Total Risk-Based Capital Ratio improved slightly from December 31, 2012 and ended the quarter at 16.44%, well above the regulatory standard for “well-capitalized” financial institutions.

Our largest segments continue to be tourism related services associated with the Maine seacoast in general.  As a result, we closely monitor the lodging, retail, and hospitality environment throughout the year with the fall’s conclusion allowing an assessment of the season.  During the first nine months of the year there have been many macroeconomic challenges, notably with regard to the federal budget negotiations and temporary closure of Acadia National Park.  The season started with a delayed opening of the Park’s internal access road system due to “sequestration”.  Then as the season’s end approached, Acadia National Park experienced a full closure in concert with the federal budget impasse and resulting government shut down.  These events, combined with a reliance on unpredictable weather would give pause on the performance of the region.  However, the region, and our customers, proved very resilient.  A warm late summer and early fall combined with more than 130 visitations by international cruise ships kept the region well visited.  We are confident that this helps signal the success of the continuing development of the “shoulder” season for our region.  This extended season, and the cruise ship visits in particular, are important to local merchants and restaurants in late summer and early fall as traditional summer traffic slows.

Two of our signature local industries, lobster fishing and blueberry growing, remain a stable contributor to the economic health of our region.  This year’s lobster landings in poundage and value were short of last year.  However, as volumes continue to be strong, improvement in the global economy will be a key contributor to establishing improved market pricing over time.  Blueberry growing continues to manage through weather and pests, however the crop finished similar to last year and global demand remains strong.

On the employment front, the Bureau of Labor Statistics reported that Maine’s unemployment rate has stabilized around 7%.  We remain optimistic as the state is performing better than the US average in this regard.

Our commitment to maintaining a stable balance between growth and sustainable earnings is central to our model.  It drives overall results and the returns to you, our shareholders.  We are pleased to be positive outliers in many of the industry’s most important financial metrics.

If you have any questions or concerns, please feel free to share your thoughts with me directly at csimard@bhbt.com or by telephone at 207-669-6788.  The Company values direct feedback from our shareholders and we hope you will reach out to us when you would like your voices heard.

Best regards,

Curtis C. Simard

President & CEO

Enclosures

This letter contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended.  You can identify these forward-looking statements by the use of words like “strategy,” “anticipates,” “expects,” “plans,” “believes,” will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning.  You can also identify them by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company and its subsidiaries which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties.  These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations.  For more information about these risks and uncertainties and other risk factors, please see the Company’s Annual Report on Form 10-K as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC.  All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward looking statements.  The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

PRESS RELEASE

For more information contact: Gerald Shencavitz EVP and Chief Financial Officer (207) 288-3314	FOR IMMEDIATE RELEASE

Record Earnings and EPS at Bar Harbor Bankshares

BAR HARBOR, Maine (October 29, 2013) – Bar Harbor Bankshares (NYSE MKT: BHB) (the “Company”) the parent company of Bar Harbor Bank & Trust (the “Bank”), today announced record net income of $3.5 million for the third quarter of 2013, representing an increase of $165 thousand, or 4.9%, compared with the third quarter of 2012. The Company also reported record diluted earnings per share of $0.89 for the quarter compared with $0.86 for the third quarter of 2012, representing an increase of $0.03, or 3.5%. The Company’s annualized return on average shareholders’ equity amounted to 11.73% for the quarter, up from 10.49% in the third quarter of 2012. The Company’s third quarter return on average assets amounted to 1.02%, compared with 1.05% in the third quarter of 2012.

For the nine months ended September 30, 2013, the Company reported record net income of $9.9 million, representing an increase of $283 thousand, or 2.9%, compared with the same period in 2012. The Company also reported record diluted earnings per share of $2.51, representing an increase of $0.05, or 2.0%, compared with the same period in 2012. The Company’s annualized return on average shareholders’ equity amounted to 10.57% for the nine months ended September 30, 2013, up from 10.37% for the same period in 2012. The Company’s annualized return on average assets amounted to 0.99%, compared with 1.04% for the nine months ended September 30, 2012.

“Because of the seasonality of the Bank’s market area, our third quarter financial performance has historically been the strongest in any given year, said Company President and Chief Executive Officer, Curtis C. Simard. “We are pleased to report record quarterly and year-to-date earnings and earnings per share, despite the protracted low interest rate environment and the many challenges confronting both the general economy and the banking industry as a whole. Our third quarter performance was highlighted by a meaningful increase in net interest income, a stable net interest margin, continued improvements in credit quality and higher levels of fee income.”

Mr. Simard continued, “Despite soft demand and competitive pricing pressures, we also achieved moderate growth in our commercial and consumer loan portfolios, which were up $18.6 million and $12.1 million, respectively, from year end 2012.  With respect to credit quality, we are pleased to report an 8.2% decline in non-performing loans on a linked-quarter basis and a decline of 21.2% from year end 2012. At quarter end, our total non-performing loans fell to 0.92% of total loans, down from 1.21% at year end 2012. Similarly, our year-to-date net loan charge-offs were down 56.1% from the same period last year, largely enabling a 28.7% decline in the provision for loan losses.”

“We believe our commitment to maintaining a stable balance between growth and sustainable earnings is evident from our financial results and overall performance,” Said Mr. Simard.  “We are pleased to post another solid quarter while simultaneously maintaining the soundness of our institution.  By being a positive outlier in many critical measures, we continue to deliver respectable returns to our shareholders, including our recently announced tenth consecutive quarterly cash dividend increase.”

Balance Sheet Highlights

Assets: Total assets ended the third quarter at $1.38 billion, up $76.3 million, or 5.9%, compared with December 31, 2012. All categories of earning assets contributed to this growth.

Loans: Total loans ended the quarter at $845.9 million, down slightly on a linked-quarter basis, but representing an increase of $30.9 million, or 3.8%, compared with December 31, 2012. At quarter-end, the Bank’s commercial loan portfolio stood at $449.5 million, representing an increase of $18.6 million, or 4.3%, compared with year-end 2012. Consumer loans, which principally consist of residential real estate mortgages, ended the quarter at $381.5 million, up $12.1 million or 3.3% compared with year-end 2012.

Credit Quality: Total non-performing loans ended the quarter at $7.8 million compared with $9.9 million at December 31, 2012, representing a decline of $2.1 million, or 21.2%. One commercial real estate development loan to a local non-profit housing authority in support of an affordable housing project accounted for $1.8 million, or 23.7%, of the Bank’s total non-performing loans at quarter-end. Total non-performing loans expressed as a percentage of total loans ended the quarter at 0.92%, down from 1.21% at year-end 2012. Similarly, the allowance for loan losses expressed as a percentage of non-performing loans ended the quarter at 107.8%, up from 82.1% at year-end 2012.

Total net loan charge-offs amounted to $645 thousand during the first nine months of 2013, or annualized net charge-offs to average loans outstanding of 0.10%, down from $1.5 million and 0.25%, respectively, compared with the same period in 2012. For the three and nine months ended September 30, 2013, the Bank recorded provisions for loan losses of $170 thousand and $928 thousand, representing declines of $257 thousand and $374 thousand, or 60.2% and 28.7%, respectively. The declines in the provision for loan losses largely reflected an overall improvement in the Bank’s credit quality metrics.

At September 30, 2013, the Bank’s allowance for loan losses stood at $8.4 million, representing an increase of $283 thousand, or 3.5%, compared with year-end 2012.

Securities: Total securities ended the third quarter at $462.4 million, representing an increase of $44.3 million or 10.6%, compared with December 31, 2012. The entire increase in securities occurred during the third quarter as market yields climbed to multi-year highs. Securities purchased during the quarter included mortgage-backed securities issued and guaranteed by U.S. Government agencies and sponsored-enterprises, as well as municipal securities issued by states and political subdivisions thereof.

Deposits: Historically, the banking business in the Bank’s market area has been seasonal, with lower deposits in the winter through late spring and higher deposits in summer and autumn. The timing and extent of these seasonal swings have varied from year-to-year and have generally impacted the Bank’s transactional deposit accounts.

Total deposits ended the third quarter at $884.6 million, up $88.8 million, or 11.2%, compared with December 31, 2012. The Bank’s transactions accounts were up $72.8 million or 17.1% from year-end 2012, while time deposits were up $16.1 million, or 4.3%.

Capital: At September 30, 2013, the Company and the Bank continued to exceed applicable regulatory requirements for “well-capitalized” financial institutions. Under the capital adequacy guidelines administered by the Bank’s principal regulators, “well-capitalized” institutions are those with Tier I leverage, Tier I Risk-based, and Total Risk-based ratios of at least 5%, 6% and 10%, respectively. At September 30, 2013, the Company’s Tier I Leverage, Tier I Risk-based, and Total Risk-based capital ratios were 8.91%, 14.80% and 16.44%, respectively.

Shareholders’ Equity: Total shareholders’ equity ended the quarter at $123.4 million, down from $128.0 million at December 31, 2012. Likewise, the Company’s book value per share of common stock ended the quarter at $31.34, down from $32.66 at December 31, 2012. The decline in shareholder’s equity was attributed to an $11.6 million decline in accumulated other comprehensive income. This decline was principally the result of a reduction of unrealized gains in the Bank’s investment securities portfolio, which declined from a tax effective unrealized gain of $8.1 million at December 31, 2012 to a tax effected unrealized loss of $3.5 million at September 30, 2013. The net unrealized losses at September 30, 2013 were attributed to a significant increase in interest rates during the nine months ended September 30, 2013, which negatively impacted the fair value of the Bank’s fixed income securities portfolio.

Shareholder Dividends: The Company paid a regular cash dividend of $0.315 per share of common stock in the third quarter of 2013, up $0.005 from the prior quarter and representing an increase of $0.02 or 6.8% compared with the third quarter of 2012. The Company’s Board of Directors recently declared a regular cash dividend of $0.32 per share of common stock for the fourth quarter of 2013, representing an increase of $0.02 or 6.7% compared with the fourth quarter of 2012. This represented the tenth consecutive quarter where the Company increased its quarterly cash dividend to shareholders. Based on the quarter-end price of BHB’s common stock of $36.79, the annualized dividend yield amounted to 3.48%.

Results of Operations

Net Interest Income: For the three months ended September 30, 2013, net interest income on a tax-equivalent basis totaled $10.4 million, up $544 thousand or 5.5% on a linked-quarter basis and representing an increase of  $624 thousand or 6.4% compared with the third quarter of 2012. The increase in third quarter net interest income compared with the third quarter of 2012 was principally attributed to average earning asset growth of $106.4 million or 8.7%. The net interest margin amounted to 3.12% for the third quarter, unchanged on a linked-quarter basis but representing a decline of eight basis points compared with the third quarter of 2012.

For the nine months ended September 30, 2013, net interest income on a tax-equivalent basis totaled $30.0 million, representing an increase of $1.5 million or 5.3% compared with the same period in 2012. The increase in net interest income was principally attributed to average earning asset growth of $100.2 million or 8.5%, offset in part by a nine basis point decline in the net interest margin. For the nine months ended September 30, 2013, the Bank’s net interest margin amounted to 3.13% compared with 3.22% for the same period in 2012. The yield on earning assets declined thirty-five basis points to 4.06%, while the rate paid on interest bearing liabilities declined thirty basis points to 1.05%.

The decline in the Bank’s earning asset yields was principally attributed to the extended period of historically low interest rates, elevating the level of residential mortgage loan refinancing activity while originating new mortgage loans in a historically low interest rate environment. The decline in earning asset yields was also attributed to the origination and competitive re-pricing of certain commercial loans at historically low interest rates. The decline in mortgage-backed securities yields was also attributed to historically low interest rates, and has been exacerbated by accelerated securitized loan refinancing activity driven by a wide variety of government stimulus programs and quantitative easing efforts by the Federal Reserve, as well as continuing credit defaults.

Non-interest Income: For the three months ended September 30, 2013, total non-interest income amounted to $1.9 million, down $373 thousand or 16.2% compared with the third quarter of 2012. The decline in non-interest income was principally attributed to a $431 thousand or 86.9% decline in realized securities gains net of other-than-temporary impairment losses. Trust and other financial services fees were up $50 thousand or 5.9% compared with third quarter of 2012, while credit and debit card service charges and fees were up $21 thousand or 5.0%.

For the nine months ended September 30, 2013, total non-interest income amounted to $5.7 million, down $223 thousand or 3.7% compared with the same period in 2012. The decline in non-interest income was attributed to a decline in realized securities gains net of other-than-temporary impairment losses, which were down $582 thousand or 55.3% from the $1.1 million reported for the same period in 2012.

For the nine months ended September 30, 2013, trust and other financial services fees amounted to $2.7 million, up $189 thousand or 7.7% compared with the first nine months of 2012.  Reflecting additional new business and some stability in the equity markets, at September 30, 2013 assets under management stood at $380.4 million, up $24.9 million or 7.0% from year-end 2012 and representing an increase of $22.2 million or 6.2% compared with September 30, 2012.

For the nine months ended September 30, 2013, income generated from service charges on deposit accounts amounted to $962 thousand, representing an increase of $75 thousand, or 8.5%, compared with the same period in 2012. The increase in service charges on deposit accounts was largely attributed to customer overdraft fee increases instituted in the third quarter of 2012 combined with increased customer overdraft activity.

For the nine months ended September 30, 2013, income generated from credit and debit card service charges and fees amounted to $1.2 million, up $97 thousand or 9.0% compared with the same period in 2012. This increase was principally attributed to continued growth of the Bank’s retail deposit base and continued success with a program that offers rewards for certain debit card transactions.

Non-interest Expense: For the three and nine months ended September 30, 2013, total non-interest expense amounted to $6.8 million and $19.7 million, representing increases of $276 thousand and $1.2 million, or 4.2% and 6.5%, respectively, compared with the same periods in 2012.

For the three and nine months ended September 30, 2013, total salaries and employee benefits amounted to $4.0 million and $11.3 million, representing increases of $355 thousand and $1.2 million, or 9.7% and 11.5%, respectively, compared with the same periods in 2012. The increases in salaries and employee benefits were attributed to a variety of factors including normal increases in base salaries, higher levels of employee incentive compensation, as well as changes in staffing levels and mix. The increases in salaries and employee benefits also reflected the Bank’s previously reported acquisition of three branch offices in the third quarter of 2012. Year-to-date salaries and employee benefits also included expenses related to certain restricted stock awards to the Company’s Board of Directors and the recently-appointed President and CEO.

For the three and nine months ended September 30, 2013, total occupancy expenses amounted to $482 thousand and $1.5 million, representing increases of $74 thousand and $276 thousand, or 18.1% and 23.3%, respectively, compared with the same periods in 2012. These increases were largely attributed to the acquisition of three branch offices in the third quarter of 2012, two of which are leased properties. The increases in occupancy expense were also attributed to the Bank’s substantial reconfiguration of its Ellsworth campus including the replacement of its Ellsworth retail banking office, which was put in service in the third quarter of 2012.

For the three and nine months ended September 30, 2013, total other operating expenses amounted to $1.5 million and $4.7 million, representing declines of $209 thousand and $342 thousand, or 11.9% and 6.8%, respectively, compared with the same periods in 2012. These declines were largely attributed to lower levels of loan collection and other real estate owned expenses, as well as certain non-recurring branch acquisition expenses incurred during the first nine months of 2012.

Efficiency Ratio: The Company’s efficiency ratio, or non-interest operating expenses divided by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and other-than-temporary impairments, measures the relationship of operating expenses to revenues. For the three and nine months ended September 30, 2013, the Company’s efficiency ratio amounted to 55.4% and 55.7%, respectively, which compared favorably to peer and industry averages.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust.  Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with fifteen branch office locations serving downeast, midcoast and central Maine.

Safe Harbor Statement: This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like “strategy,” “anticipates” “expects,” “plans,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. For more information about these risks and uncertainties and other factors, please see the Company’s Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares

Selected Financial Information

(dollars in thousands except per share data)

(unaudited)

	Period End		3rd Quarter Average
Balance Sheet Data	9/30/2013	12/31/2012	2013	2012

Total assets	$1,379,270	$1,302,935	$1,372,425	$1,281,846
Total securities	462,356	418,040	456,247	406,563
Total loans	845,933	815,004	854,385	798,095
Allowance for loan losses	8,380	8,097	8,363	8,482
Total deposits	884,597	795,765	858,919	796,629
Total Borrowings	364,013	371,567	387,478	350,953
Shareholders' equity	123,403	128,046	119,529	127,788

	Three Months Ended		Nine Months Ended
Results Of Operations	9/30/2013	9/30/2012	9/30/2013	9/30/2012

Interest and dividend income	$ 12,834	$ 12,876	$ 37,673	$ 37,881
Interest expense	2,865	3,462	8,932	10,497
Net interest income	9,969	9,414	28,741	27,384
Provision for loan losses	170	427	928	1,302
Net interest income after
provision for loan losses	9,799	8,987	27,813	26,082

Non-interest income	1,925	2,298	5,749	5,972
Non-interest expense	6,835	6,559	19,737	18,524
Income before income taxes	4,889	4,726	13,825	13,530
Income taxes	1,356	1,358	3,906	3,894

Net income	$ 3,533	$ 3,368	$ 9,919	$ 9,636

Share and Per Common Share Data

Period-end shares outstanding	3,937,733	3,918,894	3,937,733	3,918,894
Basic average shares outstanding	3,936,129	3,912,237	3,929,859	3,894,653
Diluted average shares outstanding	3,959,937	3,933,202	3,949,230	3,914,440

Basic earnings per share	$ 0.90	$ 0.86	$ 2.52	$ 2.47
Diluted earnings per share	$ 0.89	$ 0.86	$ 2.51	$ 2.46

Cash dividends	$ 0.315	$ 0.295	$ 0.930	$ 0.870
Book value (period end)	$ 31.34	$ 32.98	$ 31.34	$ 32.98
Tangible book value (period end)	$ 29.91	$ 31.43	$ 29.91	$ 31.43

Selected Financial Ratios

Return on Average Assets	1.02%	1.05%	0.99%	1.04%
Return on Average Equity	11.73%	10.49%	10.57%	10.37%
Tax-equivalent Net Interest Margin	3.12%	3.20%	3.13%	3.22%
Efficiency Ratio (1)	55.4%	50.7%	55.7%	52.7%

	At or for the Nine Months Ended		At or for the Year Ended
	September 30,		December 31,

	2013	2012	2012
Asset Quality

Net charge-offs to average loans	0.10%	0.25%	0.23%
Allowance for loan losses to total loans	0.99%	1.00%	0.99%
Allowance for loan losses to non-performing loans	107.8%	74.9%	82.1%
Non-performing loans to total loans	0.92%	1.33%	1.21%
Non-performing assets to total assets	0.70%	1.08%	0.97%

Capital Ratios

Tier 1 leverage capital	8.91%	8.83%	8.87%
Tier 1 risk-based capital	14.80%	14.03%	14.15%
Total risk-based capital	16.44%	15.67%	15.78%
Tangible equity to total assets	8.54%	9.51%	9.39%
Tangible common equity (2)	8.57%	9.55%	9.43%

(1)

Computed by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income other than net securities gains and OTTI.

(2)

Computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less      goodwill and other intangible assets.

Use of non-GAAP Financial Measures

Certain information in this press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company’s performance and believes these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

(1)

In certain places in this press release net interest income and the net interest margin is calculated and discussed on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total, which increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company’s results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution’s net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.

(2)

The Company presents its efficiency ratio using non-GAAP information. The GAAP efficiency ratio is computed by dividing non-interest expense by the sum of tax-equivalent net interest income and non-interest income. The non-GAAP efficiency ratio presented in this press release is computed by dividing non-interest expense by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and OTTI, and other significant non-recurring expenses.

(3)

The Company presents certain information based upon tangible common equity instead of total shareholders’ equity in accordance with GAAP. The difference between these two measures is the Company’s intangible assets, specifically goodwill and core deposit intangibles from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio, the tangible equity to total assets ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to, among other things, compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The tangible common equity ratio is computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets. The tangible equity to total assets ratio is computed by dividing total shareholders' equity, less goodwill and other intangible assets, by total assets at period end. The tangible book value ratio is computed by dividing total shareholders’ equity, less goodwill and other intangible assets, by period end total outstanding shares of common stock.